Exhibit 99.1

Alnylam Pharmaceuticals Reports Third Quarter 2009 Financial Results

– Advances Pipeline of RNAi Therapeutics with Phase II Results for ALN-RSV01, Continued Enrollment of ALN-VSP for Liver Cancer, and On Track to File IND for ALN-TTR for TTR-Mediated Amyloidosis –

– Demonstrates Continued Strength of Partnerships, Including Year Five Extension with Novartis and Advanced Collaboration with Roche –

– Provides New Guidance to Initiate Phase IIb Trial of ALN-RSV01 in Lung Transplant Patients and Updates Business Development Goal and Financial Guidance for 2009 –

– Ends Quarter with Approximately $453 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 4, 2009--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the third quarter ended September 30, 2009 and company highlights.

“Activities this quarter reflect the substantial progress we are making as we continue to lead the industry’s efforts in the discovery and development of RNAi therapeutics,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We are advancing our clinical pipeline and are on track with our goal to have three clinical-stage programs by the end of the year, with our planned IND filing for our ALN-TTR program. We are also very pleased to announce today that Alnylam plans to advance ALN-RSV01 into a Phase IIb trial in adult lung transplant patients for the treatment of respiratory syncytial virus (RSV). This study is aimed to repeat and extend the results we saw in this patient population with our recently reported Phase II study. At the same time and together with Cubist, we will be advancing our second-generation RNAi therapeutic, ALN-RSV02, into the pediatric RSV infection setting. Further, we are making excellent continued progress with our liver cancer Phase I study, having now enrolled a significant portion of the study across many dose cohorts. All told, our R&D progress this past period demonstrates our commitment and passion in advancing RNAi therapeutics, an innovative new class of medicines, to patients.”

“Over the last several months, we demonstrated the continued strength of our existing partnerships having advanced our collaboration with Roche to a new phase, as announced this morning, and having recently initiated the year five research term in our Novartis alliance. Indeed, Alnylam benefits on many levels from our current partnerships, where these relationships combined with our unparalleled patent estate and financial stability, continue to place Alnylam in a strong and unique position to build a leading biopharmaceutical company founded on RNAi,” said Barry Greene, President and Chief Operating Officer of Alnylam. “There also remains significant interest across the industry for new partnerships on RNAi therapeutics based on Alnylam’s capabilities, technology, and intellectual property. Regarding our goal of two or more new major partnerships in 2009, we will remain focused on completing the right alliances with the right partners. While multiple discussions remain ongoing with potential biotech and pharmaceutical partners, we now believe that the timing for achievement of this goal could extend beyond year end.”

Cash, Cash Equivalents and Marketable Securities

At September 30, 2009, Alnylam had cash, cash equivalents and marketable securities of $453.5 million, compared to $512.7 million at December 31, 2008.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the third quarter of 2009 was $9.2 million, or $0.22 per share on both a basic and diluted basis (including $5.2 million, or $0.13 per share of non-cash stock-based compensation expense), as compared to net loss of $2.9 million, or $0.07 per share on both a basic and diluted basis (including $4.6 million, or $0.11 per share of non-cash stock-based compensation expense), for the quarter ended September 30, 2008.

Revenues

Revenues were $24.2 million for the third quarter of 2009, as compared to $25.7 million for the same period last year. Revenues for the third quarter of 2009 included $13.8 million of collaboration revenues related to the company’s alliance with Roche, $5.4 million of revenues from the company’s alliance with Takeda Pharmaceutical Company Limited, and $5.0 million of expense reimbursement and amortization revenues from Novartis, the National Institutes of Health (NIH), Cubist Pharmaceuticals, Inc., Biogen Idec Inc., InterfeRx™, research reagent and services licensees, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $23.2 million in the third quarter of 2009, including $3.1 million of non-cash stock-based compensation, as compared to $22.1 million in the third quarter of 2008, which included $2.9 million of non-cash stock-based compensation. The increase in R&D expenses in the third quarter of 2009 as compared to the prior year period was primarily due to higher expenses related to the company’s ALN-TTR pre-clinical program as well as the company’s ALN-VSP clinical trial. In addition, compensation and related expenses and facilities-related expenses increased during the third quarter of 2009 due to additional R&D headcount to support the company’s alliances and product pipeline progress.

General and Administrative Expenses

General and administrative (G&A) expenses were $10.7 million in the third quarter of 2009, including $2.1 million of non-cash stock-based compensation, as compared to $6.9 million in the third quarter of 2008, which included $1.7 million of non-cash stock-based compensation. The increase in G&A expenses during the third quarter of 2009 as compared to the prior year period was due primarily to higher professional service fees in association with business activities, primarily legal activities, and higher non-cash stock-based compensation.

Regulus Therapeutics

Alnylam incurred $1.1 million and $2.2 million equity in loss of joint venture for the third quarter of 2009 and 2008, respectively. This was related to the company’s share of the net losses incurred by Regulus Therapeutics Inc., which was formed in September 2007 and is focused on the discovery, development, and commercialization of microRNA-based therapeutics. Through December 31, 2008, the company was recognizing the first $10.0 million of losses of Regulus as equity in loss of joint venture in the condensed consolidated statements of operations because the company was responsible for funding those losses through its initial $10.0 million cash contribution. Beginning in January 2009, in connection with the conversion of Regulus to a C corporation, the company is recognizing approximately 49% of the income and losses of Regulus.

Interest Income

Interest income was $1.0 million for the third quarter of 2009, as compared to $3.5 million for the third quarter of 2008. The decrease in interest income was primarily due to significantly lower average interest rates.

Interest Expense

Interest expense was zero for the third quarter of 2009, as compared to $0.2 million for the third quarter of 2008. Interest expense in the third quarter of 2008 was related to borrowings under the company’s lines of credit used to finance capital equipment purchases. In December 2008, the company repaid the aggregate outstanding balance under its existing credit lines.

Income Tax Benefit

Income tax benefit, primarily as a result of increased legal activities in 2009, was $0.6 million for the third quarter of 2009, as compared to a $0.8 million benefit recorded for the third quarter of 2008.

2009 Financial Guidance

Alnylam is continuing to provide guidance with respect to its cash, cash equivalents, and marketable securities balance, which it now expects will be greater than $430 million at December 31, 2009.

“We continue to have a leading net cash position across the biotechnology industry, ending the quarter with over $453 million in cash with zero debt,” said Patricia Allen, Vice President, Finance and Treasurer of Alnylam. “This very strong financial position continues to allow us to invest in our scientific platform and multiple RNAi therapeutic pipeline programs, and we now expect that our cash position at the end of the year will be greater than $430 million.”

Third Quarter 2009 and Recent Corporate Highlights

Product Pipeline and Scientific Leadership Highlights

  Advanced Development of ALN-RSV Program for the Treatment of RSV Infection.
    Alnylam and Cubist presented complete data from a Phase II randomized, double-blind study of inhaled ALN-RSV01 or placebo in RSV-infected lung transplant patients. This study achieved its primary objective of demonstrating the safety and tolerability of ALN-RSV01. In addition, while the study was not powered for effects on viral or clinical endpoints and results should be considered exploratory due to the small sample size, ALN-RSV01 treatment was associated with improved recovery of lung function (forced expiratory volume in the first second, or FEV1) and a statistically significant reduction in the incidence of new or progressive bronchiolitis obliterans syndrome (BOS), a life-threatening complication of RSV infection and an irreversible disease of the transplanted lung resulting in approximately 50% mortality within three to five years of onset.
    After evaluating the clinical data for ALN-RSV01, Alnylam and Cubist have agreed to develop ALN-RSV01 in the adult lung transplant setting in parallel with the development of a second-generation compound, ALN-RSV02, which will be focused on the pediatric patient population. Alnylam plans to advance ALN-RSV01 in a new Phase IIb clinical trial in RSV-infected adult lung transplant patients, and expects to begin enrolling in this study in early 2010. The objective of this new study is to repeat and extend the clinical results observed in the original Phase II study. Alnylam will fund the continued advancement of ALN-RSV01, and Cubist will retain an opt-in right for the product in the adult transplant indication. Cubist will take the lead in advancing ALN-RSV02 in the pediatric setting in continued collaboration and 50-50 funding with Alnylam.
    During the period, Alnylam and Cubist also completed additional Phase I studies with ALN-RSV01 in healthy adult volunteers, exploring different dose regimens.
    The ALN-RSV program is partnered with Kyowa Hakko Kirin Co., Ltd. in Asia, and Cubist worldwide except Asia.
  Continued Development of ALN-VSP for Liver Cancers. Alnylam continues to enroll patients in a Phase I multi-center, open label, dose escalation trial to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of ALN-VSP in patients with advanced solid tumors with liver involvement, including hepatocellular carcinoma (HCC). A significant number of patients have been enrolled across multiple dose cohorts, and Alnylam expects to present preliminary data from the Phase I trial in mid-2010. This is the company’s first systemic RNAi program, and represents Alnylam’s first clinical program in an oncology indication.
  Advanced ALN-TTR for Transthyretin (TTR)-Mediated Amyloidosis (ATTR) Toward the Clinic. The company is on track to file regulatory applications for its ALN-TTR program by the end of this year, with the goal of initiating the Phase I trial in early 2010. ALN-TTR is a systemically delivered RNAi therapeutic targeting the TTR gene for the treatment of TTR-mediated amyloidosis. Pre-clinical data with ALN-TTR have demonstrated potent silencing of both the normal and mutated TTR gene in rodent and non-human primate studies. Further, pre-clinical studies recently presented at The Liver Meeting® demonstrated the ability of a single dose of ALN-TTR to silence TTR mRNA levels for a period of several weeks.
  Presented New Pre-Clinical Data from ALN-HTT for Huntington’s Disease. Alnylam and Medtronic, Inc. presented new pre-clinical research findings from their Huntington’s disease program at the 2009 World Congress on Huntington’s Disease held September 12-15, 2009 in Vancouver, British Columbia. In these advanced pre-clinical studies, therapeutic silencing of the disease-causing huntingtin gene was demonstrated in a manner supportive of scaled effects for the human brain, and continued infusion over approximately one month of ALN-HTT in the central nervous system (CNS) was found to be well tolerated.
  Continued to Advance Platform for Delivery of RNAi Therapeutics. Tekmira Pharmaceuticals Corp. and Alnylam are participating in a new research collaboration formed with scientists at The University of British Columbia and AlCana Technologies, Inc., focused on the discovery of novel cationic lipids and lipid nanoparticles for the systemic delivery of RNAi therapeutics.
  Participation in Major Cardiovascular Research Grant Awarded to University of Pennsylvania. The University of Pennsylvania was awarded a $2.4 million grant under the “American Recovery and Reinvestment Act of 2009,” which will fund research over two years in the labs of Daniel Rader, M.D. of the University of Pennsylvania School of Medicine, and Sekar Kathiresan, M.D. of Massachusetts General Hospital (MGH) and Harvard Medical School, and at Alnylam. The goal of the initiative is to mechanistically evaluate the metabolic and molecular effects of 38 novel genes implicated by human genetic studies in prevention of cardiovascular disease, and to discover and develop RNAi therapeutics toward these candidate genes.
  Continued Scientific Leadership. Alnylam continued to demonstrate its scientific leadership through publication of peer-reviewed research papers that total 13 thus far in 2009. During the third quarter and the recent period alone, these include:
    pre-clinical research characterizing the role of chemical modifications and drug delivery formulations in modifying immunostimulatory properties of double-stranded RNAs (dsRNAs) (Nguyen et al., Molecular Therapy advance online publication 7 July 2009. Doi:10.1038/mt.2009.147);
    pre-clinical research demonstrating the silencing of FAPP2 gene results in increased tumor cell sensitivity to FAS-induced apoptosis (Tritz et al., Biochem Biophys Res Commun. 2009 May 29;383(2):167-71. Epub 2009 Mar 31);
    pre-clinical research demonstrating a role for miR-196 in patterning the chick axial skeleton through Hox gene regulation (McGlinn et al., Proc Natl Acad Sci USA. 2009 Oct. 21);
    pre-clinical research demonstrating antisense inhibition of miR-21 and miR-221 arrests cell cycle, induces apoptosis, and sensitizes the effects of gemcitabine in pancreatic adenocarcinoma (Park et al., Pancreas 2009 Sep 2); and, pre-clinical research demonstrating that the target site of ALN-RSV01 is highly conserved across clinical isolates of RSV, and that ALN-RSV01 has the ability to achieve substantially improved anti-viral potency with multi-dose administration (Alvarez et al., Antimicrob Agents Chemother. 2009 Sep;53(9):3952-62 Epub 2009 Jun 8).

The company believes that it is on track to meet its scientific publication goal of 15 or more peer-reviewed papers in 2009.

In addition, Alnylam presented data from its clinical and pre-clinical programs at the following scientific meetings:

  BIT Life Sciences’ 2nd Annual World Summit of Antivirals held on July 18-25, 2009 in Beijing, China;
  American Chemical Society (ACS) Fall 2009 National Meeting & Exposition held on August 16-20, 2009 in Washington D.C.;
  European Molecular Biology Organization (EMBO) Meeting 2009 held on August 29-September 1, 2009 in Amsterdam;
  2009 World Congress on Huntington’s Disease held on September 12-15, 2009 in Vancouver, British Columbia;
  Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) held on September 12-15, 2009 in San Francisco;
  Society for Neuroscience 2009 Meeting held on October 17-21, 2009 in Chicago; and,
  American Association for the Study of Liver Diseases (AASLD) held on October 30-November 3, 2009 in Boston.

Business Execution Highlights

  Advanced RNAi Therapeutic Collaboration Phase of Landmark 2007 Alliance with Roche. Alnylam announced today that Roche and Alnylam will jointly collaborate on the discovery and development of certain RNAi therapeutic products and each will contribute key delivery technologies in the effort which is focused on specific disease targets. New delivery technologies include Alnylam lipid nanoparticles and Roche Madison dynamic polyconjugate delivery technologies, and also can include additional delivery technologies such as SNALP technology from Tekmira. Alnylam and Roche will co-develop and co-commercialize RNAi therapeutic products in the U.S. market and Alnylam is eligible to receive additional milestone and royalty payments for products developed in the rest of world.
  Extended Novartis Collaboration for Fifth and Final Planned Year. Novartis elected to extend the company’s RNAi therapeutics collaboration for a fifth and final planned year, through October 2010, resulting in continued R&D funding to Alnylam.
  Updated Guidance on 2009 Business Development Goal. Alnylam announced today revised guidance regarding its 2009 goal of two or more new major alliances. While discussions remain ongoing regarding new business partnerships, the company now believes that the timing for completion of such new major alliances could extend beyond the 2009 calendar year.
  Granted KOKEN License to Kreutzer-Limmer Patents for the RNAi Research Products Market. Alnylam has granted KOKEN Co., Ltd. a non-exclusive worldwide license to manufacture and provide RNAi research products and services under the Kreutzer-Limmer patent family. KOKEN is now Alnylam’s 17th research reagent licensee.

Intellectual Property (IP) Highlights

  Joined GlaxoSmithKline (GSK) in Donating IP to Patent Pool for Neglected Tropical Diseases. Alnylam is donating its RNAi IP, technology, and know-how to the patent pool established by GSK earlier this year. Alnylam’s patent estate, which includes more than 1500 patents and patent applications, will be provided on a royalty-free, non-profit basis to qualified third parties who want to conduct research on new treatments for neglected tropical diseases (NTDs), as defined by the Food and Drug Administration (FDA). The patent pool was formed by GSK to aid in the discovery and development of new medicines for the treatment of NTDs in the world’s least developed countries.
  European Patent Office Granted Kreutzer-Limmer III Patent. The European Patent Office (EPO) issued a notification of intent to grant for a patent in the Kreutzer-Limmer III patent series (EP1349927). The new patent includes 22 claims covering methods and medicaments for use of an RNAi therapeutic in oncology applications.
  Kreutzer-Limmer II Patent Upheld in European Opposition Proceedings. The EPO upheld the Kreutzer-Limmer II ’061 (EP1352061) patent in oral proceedings held before the European Opposition Board. The ’061 patent is the first to be granted in Europe from the Kreutzer-Limmer II patent family, and includes broad claims covering methods of silencing approximately 130 disease genes with small interfering RNAs (siRNAs), the molecules that mediate RNAi.
  First microRNA Patent Grant in Japan from Tuschl III Patent Series. Alnylam, Isis, and Regulus announced that the Japanese Patent Office (JPO) has notified the Max Planck Society of its intent to grant a patent from the Tuschl III patent series (JP Application Number 2003-532675). This patent series pertains to the discovery of over 120 novel mammalian microRNAs, including miR-122, which is a leading pre-clinical program at Regulus.
  Received Notice of Allowance for Key New Fundamental Patents Covering microRNA Therapeutics.
    Alnylam and Regulus were notified that the USPTO has awarded a notice of allowance for the Manoharan patent (US 7,582,744), which covers antagomirs, a chemical class of anti-miRs, oligonucleotide inhibitors of microRNAs.
    Alnylam, Regulus, and Isis received notification that the USPTO allowed a patent application within the Esau patent family (Application No. 10/909,125), which covers methods of inhibiting miR-122, a liver-specific microRNA that has been shown to facilitate replication of hepatitis C virus (HCV) infection.
  USPTO Allows Patent Under Isis’ Crooke Patent Estate. The USPTO has allowed an Isis patent application (Application No. 10/281,349) that further expands the scope of the Crooke patent estate. The newly allowed patent broadly covers methods of cleaving a target RNA via a double-stranded ribonuclease mechanism, including the RNAi mechanism, with chemically modified single-stranded RNA-containing drugs such as those under development by Isis and Alnylam in their single-stranded RNAi (ssRNAi) research collaboration.
  Additional New Patents Issued or Granted. Alnylam announced today the issuance or grant of the following new patents owned, controlled, or licensed by Alnylam in the RNAi therapeutics field:
    the Stoffel patent, which is non-exclusively licensed to Regulus Therapeutics, was issued by the USPTO (7,585,969) and covers isolated DNA or RNA molecules having the nucleobase sequence of miR-375, or the nucleobase sequence of a miR-375 precursor, with or without a variety of chemical modifications; and, a new target-related patent was allowed by the USPTO (Application No. 11/944,961).

The company has obtained greater than 35 new patent grants thus far in 2009, exceeding its goal of greater than 15 new patent grants in 2009.

Organizational Highlights

  Selected as Technology Fast 500™ Award Winner by Deloitte. Alnylam was ranked number 80 in the Deloitte Technology Fast 500, an award that recognizes 500 of the fastest growing technology, media, telecommunications, life sciences, and clean technology companies in North America based on percentage of fiscal year revenue growth over five years.
  Departure of Chief Scientific Officer at Alnylam. John A. Schmidt, Jr., M.D., former Alnylam Chief Scientific Officer, left the company to pursue other interests.
  Regulus Therapeutics Expands Management Team. Regulus Therapeutics appointed Hubert C. Chen, M.D., Vice President of Translational Medicine.
  Director Not to Stand for Re-election in 2010. Edward Scolnick, M.D., will not stand for re-election as a Director at the company’s 2010 annual meeting. Dr. Scolnick will focus his activities on his scientific research at the Broad Institute.

“I am grateful for the time I have spent as a Director at Alnylam and have a great deal of respect for the science taking place there,” said Dr. Edward Scolnick, Director of the Psychiatric Disease Program and the Stanley Center for Psychiatric Research at the Broad Institute. “I admire Alnylam’s commitment to develop a platform for novel medicines, and I remain excited about the potential for RNAi therapeutics.”

“We are saddened by Ed’s decision to not stand for re-election next year, although we understand and greatly admire his commitment to his scientific research studies. Certainly, we will miss his valuable expertise and insight,” said John Maraganore. “By all accounts, we wish him all the very best in his future endeavors.”

Conference Call Information

Management will provide an update on the company, discuss third quarter 2009 results, and discuss expectations for the future via conference call on November 4, 2009 at 4:30 p.m. ET. To access the call, please dial 866-272-9941 (domestic) or 617-213-8895 (international) five minutes prior to the start time and provide the passcode 91604033. A replay of the call will be available beginning at 7:30 p.m. ET on November 4, 2009. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 19524571.

A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko Kirin. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam is a joint owner of Regulus, a company focused on the discovery, development, and commercialization of microRNA-based therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, its expectations with respect to the timing and success of its research, clinical and pre-clinical trials and regulatory filings, including the ability to invest significantly in its pipeline and delivery technology, its cash position at the end of 2009, as well its expectations regarding clinical trials, business execution, intellectual property matters and legal activities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for the development, manufacture, marketing, sale and distribution of products; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on current and future collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc. Unaudited Condensed Consolidated Statements of Operations (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net revenues from research collaborators	$24,249	$25,734	$73,907	$71,759

Operating expenses:
Research and development (1)	23,219	22,105	87,155	71,940
General and administrative (1)	10,680	6,863	26,794	19,841
Total operating expenses	33,899	28,968	113,949	91,781
Loss from operations	(9,650)	(3,234)	(40,042)	(20,022)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(1,136)	(2,181)	(3,422)	(5,415)
Interest income	1,036	3,486	4,542	11,735
Interest expense	—	(176)	—	(616)
Other (expense) income	(10)	(1,546)	144	(1,876)
Total other income (expense)	(110)	(417)	1,264	3,828
Loss before income taxes	(9,760)	(3,651)	(38,778)	(16,194)
Benefit from (provision for) income taxes	552	793	(1,021)	(663)
Net loss	$(9,208)	$(2,858)	$(39,799)	$(16,857)

Net loss per common share - basic and diluted	$(0.22)	$(0.07)	$(0.96)	$(0.41)

Weighted average common shares used to compute basic and diluted net loss per common share	41,708	41,197	41,543	40,948

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$3,128	$2,908	$9,410	$8,079
General and administrative	2,110	1,741	6,377	4,938

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2009	2008
Cash, cash equivalents and total marketable securities	$453,477	$512,709
Collaboration receivables	5,022	4,188
Prepaid expenses and other current assets	5,173	4,674
Total restricted cash	—	6,151
Property and equipment, net	18,152	19,194
Intangible assets, net	665	795
Deferred tax assets	5,312	5,382
Investment in joint venture (Regulus Therapeutics Inc.)	7,867	1,583
Total assets	$495,668	$554,676
Income taxes payable	$1,057	$6,111
Accounts payable and accrued expenses	16,807	11,916
Total deferred revenue	292,097	329,985
Total deferred rent	3,479	4,293
Other long-term liabilities	207	246
Total stockholders’ equity (41.8 million and 41.4 million common shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively)	182,021	202,125
Total liabilities and stockholders' equity	$495,668	$554,676

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2008.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Director, Investor Relations
and Corporate Communications
or
Patricia Allen, 617-551-8362
Vice President, Finance and Treasurer